Exhibit 99.3

Splash Beverage Group Inc. Announces the Appointment Of William Meissner as President and CMO

Ft. Lauderdale, Florida--(Newsfile Corp. - August 5, 2020) - Splash Beverage Group, Inc. (OTC PINK: SBEV), a holding company with a leading portfolio of beverage brands, today announced the appointment of William Meissner as SBEV's President and Chief of Marketing (CMO).

Mr. Meissner has over 20 years of multi-faceted experience in executive leadership, marketing, sales and supply-chain with both public and private companies. Prior to joining SBEV, Meissner served as President and Chief Executive Officer for Sweet Leaf and Tradewinds Tea, a premium beverage vertical designed to build emerging brands.

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Prior to the Sweet Leaf and Tradewinds role, he served as the President and Chief Executive Officer for Genesis Today, Inc. a leader in the organic nutritional supplements category. Mr. Meissner was also the President and Chief Executive Officer of Tazza Pronto, served as President and Chief Executive Officer of Jones Soda, President of Talking Rain Beverages, Chief Marketing Officer of Fuze & NOS Beverages (Coca-Cola), Brand Director of SoBe Beverages (Pepsi-Co).

"We are extremely excited to have Bill accept the role of President and CMO to lead SBEV's sales, marketing and operations teams into the future," said Robert Nistico, Chairman and Chief Executive Officer of SBEV. "Bill has a proven track record of growing beverage brands and leading teams with both large multinational organizations and startups alike. Through my extensive experience working in the beverage industry, I have been aware of Bill's track record of transforming brands and building retail distribution for them. He has shown himself to be a knowledgeable leader with a broad range of skills perfectly suited for this leadership role at Splash."

"I am deeply honored to join Robert and the Splash team and to build upon the work they have already put in building a portfolio of powerful beverage brands. We are developing the organization needed to support the growth of Salt Tequila and TapouT Performance as well as other brands that will come through our robust deal pipeline." stated Meissner.

Learn more about William Meissner on LinkedIn

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About Splash Beverage Group, Inc.:

Splash Beverage Group specializes in manufacturing, distribution, sales & marketing of various beverages across multiple channels. SBEV operates in both the non-alcoholic and alcoholic beverage segments which they believe leverages efficiencies and dilutes risk.

SBEV believes its business model is unique as it ONLY develops/accelerates brands it perceives to have highly visible pre-existing brand awareness or pure category innovation.

TapouT is an international lifestyle brand that has been at the forefront of Mixed Martial Arts since its inception in 1997. TapouT beverages include a complete line of high-performance sports drinks. TapouT Performance and TapouT Hybrid both feature a 3-in-1 advanced performance formula that delivers hydration and cellular recovery benefits. TapouT performance drinks restore what the body loses through physical exertion with 12 key vitamins, 68 minerals and all 5 electrolytes.

For more information visit Tapoutdrinks.com

Salt Tequila is naturally flavored 100% blanco agave tequila with a clean and sweet taste. Grown, distilled and bottled in the region of Jalisco Mexico, each pristine bottle of Salt is the result of hard work, determination and countless blends. Salt Tequila offers a variety of naturally flavored tequilas to enhance the pleasure. These include Berry, Citrus and Salted Chocolate varieties.

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For more information visit SaltTequila.com

Forward-Looking Statement

This press release includes "forward-looking statements" within the meaning of U.S. federal securities laws. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results and, consequently, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements and factors that may cause such differences include, without limitation inability to enter into a definitive agreement with respect to the proposed transaction or to complete the transactions contemplated by the non-binding term sheet, matters discovered by the parties as they complete their respective due diligence investigation of the other. Other factors include the possibility that the proposed transaction does not close, including due to the failure to receive required security holder approvals, or the failure of other closing conditions. The foregoing list of factors is not exclusive. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made.

Contact Information:

Splashbeveragegroup.com
info@splashbeveragegroup.com
954-745-5815

SOURCE: Splash Beverage Group, Inc.

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